Pricing Supplement No. 1143ZZ To product supplement ZZ dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Registration Statement No. 333-162195 Dated March 23, 2011; Rule 424(b)(2)

Deutsche Bank AG, London Branch
$700,000 Enhanced Participation Notes Linked to the Performance of the Chinese Renminbi Relative to the U.S. Dollar due March 29, 2012
General
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The Enhanced Participation Notes (the “securities”) are designed for investors who seek a return at maturity linked to ten times the performance of the Chinese renminbi (the “Underlying Currency”) relative to the U.S. dollar (the “Reference Currency”).  The Underlying Performance measures the performance of the Underlying Currency by comparing the Spot Rate on the Final Valuation Date to the Strike Level, which will be determined by the calculation agent on the Trade Date by reference to the 1-year forward rate for the Underlying Currency.  Because the original Issue Price is 103.75% of the Face Amount, the securities provide the opportunity for positive returns only if the Underlying Performance is greater than 0.3750%.  Investors should be willing to lose some or all of their initial investment if the Underlying Performance is less than 0.3750%.  Because the securities are subject to a Participation Rate of 1,000.00%, regardless of whether the Underlying Performance is positive (meaning that the Chinese renminbi has strengthened relative to the U.S. dollar) or negative (meaning that the Chinese renminbi has weakened relative to the U.S. dollar), investors will lose their entire initial investment if the Underlying Performance is equal to or lower than -10.00%.  The securities do not pay any coupons or dividends. Any Payment at Maturity of the securities is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing March 29, 2012.
•	Denominations of $1,000.00 (the “Face Amount”) and minimum initial investments of $1,000.
•	The securities priced on March 23, 2011 (the “Trade Date”) and are expected to settle on March 28, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	103.75% of the Face Amount
Tenor:	1 year
Underlying Currency:	Chinese renminbi (“CNY”)
Reference Currency:	U.S. dollar (“USD”)
Participation Rate:	1,000.00% upside and downside participation
Payment at Maturity:
At maturity, you will be entitled to receive a cash payment that provides you with a return per $1,000 Face Amount of securities equal to the Underlying Performance multiplied by a Participation Rate of 1,000%. Accordingly, the Payment at Maturity per $1,000 Face Amount of securities will be calculated as follows:

$1,000 + ($1,000 x Underlying Performance x Participation Rate)
Because the original Issue Price is 103.75% of the Face Amount, the securities provide for the opportunity for positive returns only if the Underlying Performance is greater than 0.3750%.
In addition, because the Participation Rate is 1,000.00%, every 1.00% decline in the Underlying Performance  will result in a 10.00% loss of the Face Amount. You will lose your entire initial investment if the Underlying Performance is equal to or lower than -10.00%.
In no circumstance will the Payment at Maturity be less than zero. Any Payment at Maturity of the securities is subject to the credit of the Issuer.

Underlying Performance:	The Underlying Performance (expressed as a percentage) will be calculated as follows:
Strike Level – Ending Level Ending Level
Strike Level:	6.4325
Ending Level:	The Spot Rate on the Final Valuation Date
Spot Rate:
The USD/CNY official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two business days, as reported by the People’s Bank of China, Beijing, People’s Republic of China, as determined by the calculation agent by reference to the official fixing rate that appears on the Reuters Screen “SAEC” Page opposite the symbol “USDCNY=” at approximately 9:15 a.m., Beijing time, (or any successor page) on such date of calculation.

Final Valuation Date†:	March 26, 2012
Maturity Date†:	March 29, 2012
CUSIP / ISIN:	2515A15F4/ US2515A15F42
† Subject to postponement as described under “Description of Securities – Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
Investing in the securities involves a number of risks not associated with an investment in conventional debt securities. See “Selected Risk Considerations” beginning on page PS-5 in this pricing supplement and “Risk Factors” beginning on page 5 in the accompanying product supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.
	Price to Public(1)	Fees(1)	Proceeds to Issuer
Per Security	$1,037.50	$0.00	$1,037.50
Total	$700,000.00	$0.00	$700,000.00
(1) For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The agent for this offering is our affiliate. For more information see “Supplemental Underwriting Information (Conflicts of Interest)” in this pricing supplement.
The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$700,000.00	$81.27

Deutsche Bank Securities
March 23, 2011

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this pricing supplement together with product supplement ZZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these securities are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement ZZ dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200317/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this pricing supplement and in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

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Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

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You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Hypothetical Payments at Maturity for Each $1,000 Face Amount of Securities

The following table and examples illustrate hypothetical Payments at Maturity per $1,000 Face Amount of securities, depending on hypothetical Underlying Performances of the Underlying Currency relative to the U.S. dollar and applying a Participation Rate of 1,000.00%. The “return on securities” shown in the table below represents the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount of securities to the Issue Price of $1,037.50 per security. The table and examples below use the Strike Level of 6.4325 for the CNY.  The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity of the securities will be based on the Underlying Performance, as determined on the Final Valuation Date. You should consider carefully whether the securities are suitable for your investment goals. The numbers in the table below have been rounded for ease of illustration.

Ending Level	Hypothetical Underlying Performance	Payment at Maturity	Return on Securities
3.2163	100.000%	11,000.00	960.24%
3.7838	70.000%	8,000.00	671.08%
4.2883	50.000%	6,000.00	478.31%
5.3604	20.000%	3,000.00	189.16%
5.8477	10.000%	2,000.00	92.77%
6.1262	5.000%	1,500.00	44.58%
6.2756	2.500%	1,250.00	20.48%
6.3688	1.000%	1,100.00	6.02%
6.4005	0.500%	1,050.00	1.20%
6.4085	0.375%	1,037.50	0.00%
6.4165	0.250%	1,025.00	-1.20%
6.4325	0.000%	1,000.00	-3.61%
6.4486	-0.250%	975.00	-6.02%
6.4648	-0.500%	950.00	-8.43%
6.4975	-1.000%	900.00	-13.25%
6.5974	-2.500%	750.00	-27.71%
6.7711	-5.000%	500.00	-51.81%
6.9541	-7.500%	250.00	-75.90%
7.1472	-10.000%	0.00	-100.00%
8.0406	-20.000%	0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the hypothetical Payments at Maturity set forth in the table above are calculated.

Example 1: The Ending Level is less than the Strike Level, resulting in a positive Underlying Performance of 5.00%. The investor receives a return equal to the Underlying Performance of 5.00% multiplied by the Participation Rate of 1,000.00%, calculated as follows:

$1,000  +  ($1,000  x  5.00%  x  1,000.00%)  =  $1,500.00

The return on the securities is 44.58%, reflecting a Payment at Maturity of $1,500.00 and the original Issue Price of $1,037.50.

Example 2: The Ending Level is only slightly less than the Strike Level, resulting in a positive Underlying Performance of 0.25%. The investor receives a return equal to the Underlying Performance of 0.25% multiplied by the Participation Rate of 1,000.00%, calculated as follows:

$1,000  +  ($1,000  x  0.25%  x  1,000.00%)  =  $1,025.00

However, despite a Payment at Maturity of $1,025.00, which is above the Face Amount of $1,000.00, the return on the securities is -1.20%, reflecting the original Issue Price of $1,037.50.

Example 3: The Ending Level equals the Strike Level, resulting in an Underlying Performance of 0.00%. Because the Underlying Performance is 0.00%, the investor receives $1,000.00 per $1,000 Face Amount of securities.  Despite a Payment at Maturity of $1,000.00, which is equal to the Face Amount of $1,000.00, the return on the securities is -3.61%, reflecting the original Issue Price of $1,037.50.

Example 4: The Ending Level is greater than the Strike Level, resulting in an Underlying Performance of -1.00%. The investor receives a return equal to the Underlying Performance of -1.00% multiplied by the Participation Rate of 1,000.00%, calculated as follows:

$1,000 +  ($1,000  x  -1.00%  x  1,000.00%) =  $900.00

The return on the securities is -13.25%, reflecting a Payment at Maturity of $900.00 and the original Issue Price of $1,037.50.

Example 5: The Ending Level is greater than the Strike Level, resulting in an Underlying Performance of -10.00%. The investor receives a return equal to the Underlying Performance of -10.00% multiplied by the Participation Rate of 1,000.00%, calculated as follows:

$1,000 +  ($1,000  x  -10.00%  x  1,000.00%)  =  $0.00

The return on the securities is -100.00%, reflecting a Payment at Maturity of $0.00 and the original Issue Price of $1,037.50.

Example 6: The Ending Level is greater than the Strike Level, resulting in an Underlying Performance of -20.00%. Because the Underlying Performance is less than -10.00%, the entire investment is lost, and the Payment at Maturity is $0.00.

The return on the securities is -100.00%, reflecting a Payment at Maturity of $0.00 and the original Issue Price of $1,037.50.

Selected Purchase Considerations

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APPRECIATION POTENTIAL IF THE UNDERLYING PERFORMANCE IS POSITIVE — The securities provide the opportunity to enhance returns by multiplying any positive Underlying Performance by a Participation Rate of 1,000.00%.  The investor will receive positive returns only if the Underlying Performance is greater than 0.3750%.  Your Payment at Maturity will be calculated based on the Face Amount, which is 3.61% less than your original Issue Price. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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ACCELERATED LOSS BECAUSE OF TWO-WAY ENHANCED EXPOSURE — Because the Participation Rate of 1,000.00% applies whether the Underlying Performance is positive or negative, if the Underlying Performance is less than zero, for every 1.00% decline in the Underlying Performance, you will lose 10.00% of the Face Amount of your securities.  Accordingly, you will lose your entire initial investment in the securities if the Underlying Performance is equal to or less than -10.00% on the Final Valuation Date.  Furthermore, because the original Issue Price is 103.75% of the Face Amount, you will lose some or all of your initial investment if the Underlying Performance is less than 0.3750%.  Any Payment at Maturity is subject to our ability to pay our obligations as they become due.

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SINGLE UNDERLYING CURRENCY — The return on the securities, which may be positive, zero or negative, is linked to the performance of the Chinese renminbi, which we refer to as the Underlying, relative to the U.S. dollar, which we refer to as the Reference Currency. Accordingly, the Underlying Performance will increase as the Chinese renminbi appreciates relative to the U.S. Dollar, and will decrease as the Chinese renminbi depreciates relative to the U.S. Dollar.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.”  Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes.  Under this treatment, subject to the possible application of the mark-to-market regime discussed below, you should not recognize taxable income or loss prior to the maturity of your securities, other than pursuant to a sale or exchange.  If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.  The remainder of this discussion assumes that the treatment of the securities as prepaid financial contracts is respected.

Because of the application of certain rules relating to foreign currency instruments under Section 988 of the Internal Revenue Code (the “Code”), your gain or loss on the securities should be treated as ordinary income or loss unless before the close of the day on which you acquire your securities you make a valid election to treat such gain or loss as capital gain or loss pursuant to the applicable Treasury regulations.  Although the matter is uncertain, we believe it is reasonable to treat the election under Section 988 as available.

To make this election, you must, in accordance with the detailed procedures set forth in the regulations under Section 988, either (a) clearly identify the securities on your books and records on the day you acquire them as being subject to such an election and file the relevant statement verifying such election with your federal income tax return or (b) obtain “independent verification” of the election.  Assuming the election is available, if you make a valid election before the close of the day on which you acquire your securities, your gain or loss on the securities should be capital gain or loss and should be long-term capital gain or loss if at the time of sale, exchange or retirement you have held the securities for more than one year.  The deductibility of capital losses is subject to certain limitations.

It is possible that the securities might be treated as “foreign currency contracts” under the mark-to-market regime of Section 1256 of the Code. If Section 1256 were to apply, you would be required to mark your securities to market at the end of each year (i.e., recognize income as if the securities had been sold for fair market value).  Under this treatment, if applicable, gain or loss recognized on marking to market would be ordinary in character absent a valid election under Section 988 to treat gain or loss on the securities as capital.  Assuming the election is available and a valid election is made, gain or loss recognized on marking to market would be treated as 60% long-term capital gain or loss and 40% short-term capital gain or loss, without regard to the period during which you held your securities.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided. Individuals who purchase the securities should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters.  Prospective investors should consult their tax advisers regarding the U.S. federal tax consequences of an investment in the securities (including the availability of the election under Section 988, possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. You will lose 100.00% of your initial investment if the Underlying Performance is equal to or less than -10.00%. You should also consider the “Risk Factors” in the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS ON AN ACCELERATED BASIS — The securities do not guarantee any positive return of your investment. The return on the securities at maturity is dependent on the Underlying Performance. If the Underlying Performance is less than zero, you will lose 10.00% of the Face Amount of your securities for every 1.00% of negative Underlying Performance, and you will lose your entire initial investment in the securities if the Underlying Performance is equal to or less than -10.00%.  Because the original Issue Price is 103.75% of the Face Amount, you will lose some or all of your initial investment if the Underlying Performance is less than 0.3750%. Because the securities are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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MARKET RISK — If the Underlying Performance is less than 0.3750%, you will lose, on an accelerated basis, some or all of your initial investment in the securities. This will be true even if the Underlying Currency had moved favorably at some time during the term of the securities before moving to an unfavorable level on the Final Valuation Date.

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THE SECURITIES ARE SUBJECT TO OUR CREDITWORTHINESS— The securities are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the securities and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the securities.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKET MAY IMPAIR THE VALUE OF THE SECURITIES — We or one or more of our affiliates may hedge our foreign currency exposure from the securities by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rate and make it less likely that you will receive a positive return on your investment in the securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. We or our affiliates may also engage in trading in instruments linked to the Spot Rate on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the Spot Rate. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the securities.

•	THE SECURITIES DO NOT PAY COUPONS – Unlike ordinary debt securities, the securities do not pay coupons and do not guarantee any return of the initial investment at maturity.

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INVESTING IN THE SECURITIES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING CURRENCY— You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Underlying. In addition, the Underlying Performance is based solely on the Underlying Performance formula set forth above and not on any other formula that could be used for calculating currency performance.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY — While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your securities, the Issue Price of the securities includes the commissions, discounts and fees, if any, and the expected cost of hedging the Issuer’s obligations under the securities through one or more of its affiliates. The hedging costs also include the projected profit that the Issuer or its affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The fact that the Issue Price of the securities includes these commissions and hedging costs may adversely affect the price at which the Issuer or its affiliates may be willing to purchase the securities in the secondary market, if any. In addition, the hedging activity of the Issuer or its affiliates may result in the Issuer or its affiliates receiving a profit from hedging, even if the value of the securities declines.

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LEGAL AND REGULATORY RISKS — Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the performance of the Underlying Currency and, consequently, the value of the securities and the Payment at Maturity.

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THE UNDERLYING CURRENCY IS SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS — The Underlying Currency is a currency of an emerging market country. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the Underlying Performance and, consequently, the return on the securities and the Payment at Maturity.

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THE SECURITIES ARE EXPOSED TO A SINGLE EMERGING MARKETS CURRENCY AND THEREFORE EXPOSE YOU TO SIGNIFICANT NON−DIVERSIFIED CURRENCY RISK—A U.S. dollar investment in the securities is subject to risk of significant adverse fluctuations in the performance of a single emerging market currency, the Chinese renminbi, relative to the U.S. dollar. Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the issuing countries, which may negatively affect the value of the securities.

The CNY/USD exchange rate is managed by the Chinese government with reference to a basket of currencies and is based on a daily poll of onshore market dealers and other undisclosed factors. The People’s Bank of China, the monetary authority in China, may also use a variety of techniques, such as imposition of regulatory controls or taxes, to affect the CNY/USD exchange rate. In the future, the Chinese government may also issue a new currency to replace its existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of the Chinese renminbi in ways that may be adverse to your interests. The exchange rate is also influenced by political or economic developments in the People’s Republic of China, the United States or elsewhere and by macroeconomic factors and speculative actions. To the extent that management of the renminbi by the People’s Bank of China has resulted in and currently results in trading levels that do not fully reflect market forces, any further changes in the government’s management of the renminbi could result in significant movement in the value of the CNY. Changes in the exchange rate result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the People’s Republic of China and the United States, including economic and political developments in other countries. Therefore, the amount payable at maturity and thus, the value of the securities may be affected by the actions of the Chinese government, by currency fluctuations in response to other market forces and by the movement of currencies across borders.

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IF THE LIQUIDITY OF THE UNDERLYING CURRENCY IS LIMITED, THE VALUE OF THE SECURITIES WOULD LIKELY BE IMPAIRED — Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Spot Rate for the Underlying, and therefore, on the return on your securities. Limited liquidity relating to the Underlying Currency may also result in Deutsche Bank AG, London Branch, as calculation agent, being unable to determine the Underlying Performance using its normal means. The resulting discretion by the calculation agent in determining the Underlying Performance could, in turn, result in potential conflicts of interest and could affect the value of the securities or the Underlying Performance.

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POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE SECURITIES ARE THE SAME LEGAL ENTITY — Deutsche Bank AG, London Branch is the Issuer of the securities and the calculation agent for the securities. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Underlying Performance and maintains some discretion as to how such calculations are made, in particular if the Spot Rate is not available. In addition, the Issuer may hedge its obligations under the securities. Although the calculation agent will make all determinations in good faith, it should be noted that such discretion could have an impact (positive or negative), on the value of your securities.  As a prospective purchaser of the securities, you should undertake an independent investigation of the Underlying Currency as in your judgment is appropriate to make an informed decision with respect to an investment in the securities.  The calculation agent is under no obligation to consider your interests as a holder of the securities in taking any actions that might affect the value of the securities.

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SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE UNDERLYING CURRENCY MAY ADVERSELY AFFECT THE VALUE OF THE SECURITIES — The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Underlying Currency and, therefore, the value of the securities.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the securities in the secondary market but is not required to do so and may cease such marketmaking activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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THE PAYMENT FORMULA FOR THE SECURITIES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE UNDERLYING CURRENCY— Changes in the Underlying Currency during the term of the securities before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. The Underlying Performance will be calculated only as of the Final Valuation Date. As a result, your return on the securities may be negative, even if the Underlying Currency had moved favorably at certain times during the term of the securities before moving to an unfavorable level on the Final Valuation Date.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE

VALUE OF THE UNDERLYING CURRENCY TO WHICH THE SECURITIES ARE LINKED OR THE VALUE OF THE SECURITIES — We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities. We, our affiliates and agents may publish research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Underlying Currency to which the securities are linked.

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ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE SECURITIES — We expect that, generally, the exchange rates for the Underlying Currency on any day will affect the value of the securities more than any other single factor. However, you should not expect the value of the securities in the secondary market to vary in proportion to the appreciation or depreciation of the Underlying Currency relative to the U.S. dollar. The value of the securities will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlying Currency relative to the U.S. dollar, as Reference Currency;

♦	the time remaining to maturity of the securities;

♦	interest and yield rates in the market generally and in the markets of the Underlying Currency and the U.S. dollar;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the securities; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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HISTORICAL PERFORMANCE OF THE UNDERLYING CURRENCY SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE UNDERLYING CURRENCY DURING THE TERM OF THE SECURITIES — It is impossible to predict whether the Spot Rate will rise or fall. The Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

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MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Underlying Performance in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the securities. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the securities or prevents the calculation agent from determining the  Underlying Performance or Payment at Maturity in the ordinary manner, the calculation agent will determine the Underlying Performance or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your securities. For example, if the source for the Spot Rate is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your securities.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid financial contracts.  If the IRS were successful in asserting an alternative treatment for the securities, the tax consequences of ownership and disposition of the securities might be affected materially and adversely.  In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which may include the securities.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Prospective investors should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following chart shows the historical exchange rates for the number of units of Chinese renminbi per one U.S. dollar. The chart uses exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rate set forth above. The historical high, low and period-end exchange rates are shown for the period from January 1, 2001 through March 23, 2011.

These retrospective and historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rate (which are determined as set forth herein) or the Underlying Performance. The numbers appearing in the below table may have been rounded for ease of analysis. We cannot give you any assurance that the Underlying Performance will be greater than 0.3750% or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following chart during any period set forth below is not an indication that the Spot Rate or Underlying Performance is more or less likely to increase or decrease at any time during the term of the securities.

As set forth in the following table, a higher exchange rate for a given year indicates a weakening of the Chinese renminbi relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of the Chinese renminbi relative to the U.S. dollar.  The daily exchange rates published by Bloomberg may differ from the Spot Rate.  We will not use Bloomberg to determine the Spot Rate or the Strike Level.

Chinese Renminbi
Historical High, Low and Period-End Exchange Rates
January 1, 2001 through March 23, 2011
(expressed as units of Chinese renminbi per U.S. dollar)

Chinese renminbi	High	Low	Period End
2001	8.2791	8.2755	8.2765
2002	8.2778	8.2760	8.2770
2003	8.2779	8.2762	8.2767
2004	8.2776	8.2763	8.2765
2005	8.2768	8.0701	8.0702
2006	8.0704	7.7980	7.8045
2007	7.8171	7.3019	7.3037
2008	7.3061	6.8061	6.8277
2009	6.8563	6.8108	6.8271
2010	6.8347	6.5897	6.6070
2011 (through March 23, 2011)	6.6369	6.5553	6.5595

Past performance is not indicative of future performance.

Supplemental Underwriting Information (Conflicts Of Interest)

Deutsche Bank Securities Inc. (“DBSI”), acting as agent for Deutsche Bank AG, will not receive a fee from the Issuer.

DBSI, the agent for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Settlement

We expect to deliver the securities against payment for the securities on the Settlement Date indicated above, will be the third business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than three business days after the Trade Date, purchasers who wish to transact in the securities more than three business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.